Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-172815
(Supplementing Preliminary Prospectus Supplement
dated September 13, 2011)

2,800,000 Shares of Common Stock
Rand Logistics, Inc.
Free Writing Prospectus
September 16, 2011

This free writing prospectus is being filed to advise you of the decrease in number of shares of common stock being offered and certain other changes in the terms of the preliminary prospectus supplement, dated September 13, 2011, to the prospectus dated March 24, 2011 (together, the “Preliminary Prospectus”) included in the Registration Statement on Form S-3 (File No. 333-172815) of Rand Logistics, Inc. (the “Company”), relating to the Company’s proposed offer and sale of its common stock. This free writing prospectus relates only to the securities described in the Preliminary Prospectus, and should be read together with the Preliminary Prospectus.

To review the Preliminary Prospectus, click the following link on the SEC web site at www.sec.gov as follows: http://www.sec.gov/Archives/edgar/data/1294250/000093041311005999/c66328_424b5.htm

Downsizing of Offering

Shares offered:	2,800,000 (excluding option to purchase 420,000 additional shares of common stock)

Shares outstanding after offering:	17,668,121 (excluding option to purchase up to 420,000 additional common shares)

Proceeds after deducting underwriting discounts and commissions, and before expenses:
Based on an assumed offering price of $6.00 per share, the Company estimates that the net proceeds of this offering will be approximately $15,836,000 (or approximately $18,248,900 if the underwriter exercises its option to purchase additional shares in full), after deduction of underwriting discounts and commissions and expenses payable by the Company.  The Company intends to use the net proceeds from the sale of our shares of common stock in this offering for general corporate purposes, including, but not limited to, the funding of potential future vessel acquisitions, including the anticipated vessel acquisitions and related expenditures for vessel refurbishment described under "Prospectus Supplement Summary – Recent Developments" on page S-8 of the Preliminary Prospectus.

Projected results of operations
The Company believes that the anticipated vessel acquisitions described under "Prospectus Supplement Summary – Recent Developments" on page S-8 of the Preliminary Prospectus will increase its net income per share from a range of $0.25-$0.36 to between $0.41 - $0.50.  The projected results presented here are only estimates and actual results may vary from the information presented.

Closing date:	September 21, 2011

CUSIP: 752182105

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001294250.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, THE UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BB&T CAPITAL MARKETS INC. TOLL FREE AT (804) 780-3267.